Exhibit 99.1

NEWS RELEASE December 18, 2020

Contacts: Dan Schlanger, CFO
Ben Lowe,VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE RELEASES 2019 CORPORATE
SUSTAINABILITY REPORT

    December 18, 2020 — HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") announced today the release of its 2019 Corporate Sustainability Report ("CSR"). The CSR is posted in the "Investors" section of Crown Castle’s website at http://investor.crowncastle.com. The report provides an opportunity for Crown Castle to connect with its key stakeholders and demonstrate the company’s commitment to operating responsibly and sustainably as it focuses on delivering long-term shareholder value.

"Our lives in the US changed drastically in 2020 and, as a result, how we connect has evolved," stated Jay Brown, Crown Castle's Chief Executive Officer. "Crown Castle, now more than ever, is committed to building and maintaining the essential communications infrastructure connecting our communities – making them safer, better places to live. We are excited about the enhancements we have made to this year's CSR, and we look forward to continued engagement on this important area of focus."

ABOUT CROWN CASTLE

    Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.